MARATHON OIL CORPORATION REPORTS
 Second Quarter 2003 Results

HOUSTON, July 24 – Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2003 net income of $248 million, or $0.80 per diluted share. Net income in the second quarter 2002 was $168 million, or $0.54 per diluted share. Marathon reported second quarter 2003 net income, adjusted for special items, of $263 million, or $0.85 per diluted share. For the second quarter of 2002, net income adjusted for special items was $193 million, or $0.62 per diluted share.

Earnings Highlights
	Quarter ended June 30
(Dollars in millions, except per diluted share data)	2003	2002
Net income adjusted for special items*	$ 263	$ 193
Adjustments for special items (After tax):
Gain on asset dispositions	62	--
Loss on joint venture dissolution	(77)	--
Loss from early extinguishment of debt	--	(26)
Inventory market valuation adjustment	--	1
Net income	$ 248	$ 168
Net income - per diluted share	$ 0.80	$ 0.54
Net income adjusted for special items* - per diluted share	$ 0.85	$ 0.62
Revenues and other income	$ 9,766	$ 8,122

        * See page 6 for a discussion of net income adjusted for special items.

Second Quarter 2003 Key Events

•	Realized Exploration Success Offshore Angola and Norwayo
•	Established and Strengthened Core Areas:
–	Acquired Khanty Mansiysk Oil Corporation (KMOC) and related Western Siberia assets
–	Progressed Equatorial Guinea expansion projects
•	Advanced Integrated Gas Strategy:
–	Signed heads of agreement with Equatorial Guinea government and GEPetrol covering fiscal terms of a proposed liquefied natural gas (LNG) project in Equatorial Guinea
–	Signed letter of understanding with BG Group for long-term LNG offtake agreement for proposed LNG project in Equatorial Guinea
–	Received LNG storage permit for Tijuana Regional Energy Center
–	Signed statement of intent with Qatar Petroleum to study a gas-to-liquids project in Qatar

• Strengthened Marathon Ashland Petroleum LLC (MAP):

– Completed conversion of Williams travel centers to Pilot Travel Centers
– Entered into Marathon Brand agreement to supply additional retail marketing outlets in the Midwest
– Advanced Catlettsburg refinery improvement project

•Maintained Financial Discipline and Flexibility:

–Completed KMOC acquisition while maintaining balance sheet strength
–Progressed asset rationalization program through sale of non-core assets in the Southeast United States, the Netherlands and West Texas

“In early 2002 we outlined our intent to be a major integrated gas player, to strengthen our exploration and production segment and to build on the successful MAP partnership. During the first six months of 2003 we have made great strides on executing these strategies,” said Marathon President and CEO Clarence P. Cazalot, Jr. “We significantly improved our exploration program, established a new core area, advanced our integrated gas strategy and strengthened MAP’s position. Additionally, we continue to maintain our strategic focus to create superior long-term value growth, while making significant progress on the previously announced asset rationalization program and maintaining financial discipline.”

Exploration Success

Offshore Norway, Marathon drilled the second and third wells of its 2003 Norwegian continental shelf exploration program. The Boa exploration well, located in the Marathon-operated production license (PL) 088BS, encountered a 174 foot gross hydrocarbon column, with 82 feet of gas on top of 92 feet of oil in high quality sands. Marathon holds a 65-percent interest in PL 088BS. The Gekko well located in PL 203 encountered non-commercial quantities of oil and gas and was plugged and abandoned.

As a result of the previously announced discovery at Kneler, the recent success at Boa and the undeveloped discovery at Kameleon, Marathon and its partners are evaluating several development scenarios for this area in which Marathon is operator and holds a 65-percent interest. Marathon expects to submit a plan of development by early 2004.

Marathon will participate in a fourth exploration well in the Heimdal area, to be drilled in the third quarter 2003 on the nearby Norsk Hydro-operated Klegg prospect on PL 036, in which Marathon holds a 46.9-percent interest.

Offshore Angola, Marathon announced success at the Gindungo Prospect, the first discovery on Block 32, in which the company holds a 30-percent interest. The Gindungo-1 well was drilled in a water depth of 4,739 feet and successively tested at rates of 7,400 and 5,700 barrels of light oil per day from two separate zones. This discovery is located in the eastern portion of Block 32, about 40 miles from the Girassol Field. Plans call for one additional well to be drilled on Block 32 prior to year-end.

On Block 31, in offshore Angola, Marathon participated in the Saturno-1 well which has reached total depth. Results of the well, which is near the 2002 Plutao discovery, will be reported upon government approvals. In addition, Marathon is participating in the Marte-1 well which is drilling and located north of the Saturno-1 and Plutao wells. Marathon has a 10-percent working interest in Block 31.

Lastly, Marathon has started its exploration program in Equatorial Guinea in Block D with the Bococo-1 well. The well, located in 238 feet of water adjacent to the Alba Field, was drilled to a total measured depth of 6,110 feet and encountered 185 feet of dry gas pay. It is anticipated that this discovery, along with other Block D dry gas discoveries, could be developed through the proposed LNG project associated with the Alba Field on Bioko Island. Marathon plans to drill up to two additional exploration wells in Equatorial Guinea before year-end.

Established and Strengthened Core Areas

During the second quarter Marathon announced and completed the acquisition of KMOC with operations in the Khanty Mansiysk region of Western Siberia. The acquisition marks Marathon’s return to Russia and establishment of a new core area for the company, consistent with the company’s strategy of upgrading its upstream portfolio to achieve superior long-term value growth.

Current net production is approximately 15,000 barrels per day (bpd), with production from known hydrocarbon accumulations expected to grow to more than 60,000 net bpd within five years. Based on the purchase price and expected development of 250 million net barrels of proved and probable reserves in the currently producing fields, full cycle finding and development costs are anticipated to be under $3.00 per barrel. The licenses acquired in the transaction hold total potential resources in excess of 900 million barrels of oil and further development of the non-producing discovered fields is anticipated.

In Equatorial Guinea, Marathon’s Phase 2A and 2B expansion projects are expected to start-up during the fourth quarter of this year and the fourth quarter of 2004, respectively. To date, all major offshore construction and equipment installation has been completed for the Phase 2A gas cycling and condensate recovery expansion, with pipeline hook-ups and offshore commissioning left to complete.

As part of its commitment to support the communities where it operates, Marathon and its project partners announced a $6.8 million malaria control project for Bioko Island. The comprehensive five-year initiative is expected to begin during the third quarter of this year.

Advanced Integrated Gas Strategy

During the second quarter Marathon announced two important integrated gas agreements that further the company’s efforts to commercialize the significant Alba Block gas resource. Marathon, the Government of Equatorial Guinea and GEPetrol, the National Oil Company of Equatorial Guinea, announced the signing of a heads of agreement on a package of fiscal terms and conditions for the development of an LNG project on Bioko Island. Marathon and GEPetrol plan to construct a 3.4 million metric tonnes per year LNG plant, with projected start-up in 2007.

In addition, Marathon signed a letter of understanding (LOU) with BG Gas Marketing, Ltd. (BGML), a subsidiary of BG Group plc, for the purchase of the planned LNG volumes for a period of 17 years, FOB Bioko Island, with pricing linked to the Henry Hub natural gas index.

BGML has stated its intent to deliver the LNG primarily to the LNG receiving terminal in Lake Charles, Louisiana, where it would be regasified and delivered into the Gulf Coast natural gas pipeline grid, helping to fill the emerging natural gas supply gap in the United States. The provisions of the LOU are subject to a definitive purchase and sale agreement, which is expected to be concluded by the end of 2003.

The Tijuana Regional Energy Center LNG import terminal, another Marathon integrated gas project, made significant progress during the second quarter with the receipt of its gas-storage permit from Mexico’s Comision Reguladora de Energía (CRE or Energy Regulatory Commission). The permit is for the construction and operation of an LNG storage facility to be located near Tijuana, Baja California, Mexico. This is the first, and currently the only permit of its kind approved by the Mexican government. The gas storage permit gives Marathon and its partners the necessary federal approval to offload LNG, and to regasify LNG at the proposed complex to supply clean-burning natural gas to regional markets.

Also during the quarter, Marathon and Qatar Petroleum signed a statement of intent to pursue technical and commercial discussions that could lead to a gas-to-liquids (GTL) project in Qatar. Marathon has been engaged in GTL research and development since the early 1990s with the goal of developing ultra-clean diesel fuel. Currently, the company is participating in a GTL demonstration plant under construction at the Port of Catoosa near Tulsa, Oklahoma. This complex is part of an ultra-clean fuels production and demonstration project.

Strengthened MAP Assets

In marketing, Pilot Travel Centers LLC completed the conversion of the recently acquired Williams travel centers. Pilot Travel Centers LLC is a joint venture, 50-percent owned by MAP and 50-percent owned by Pilot Corporation, which operates the largest travel center network in the United States with approximately 270 locations from coast to coast. MAP’s Brand Marketing organization, in an effort to continually strengthen its Midwest presence, entered into an agreement to convert 44 Mac’s stores located in Kentucky, Ohio and Indiana to Marathon Brand locations.

In refining, the Catlettsburg refinery continues its multi-year improvement project and is on schedule to be complete by year-end. At a cost of approximately $400 million, the project will improve product yields and lower overall refinery costs in addition to allowing the refinery to begin producing low-sulfur (TIER II) gasolines.

Maintained Financial Discipline and Flexibility

During the quarter, Marathon completed the $282 million KMOC acquisition with no significant change to its cash adjusted debt-to-capital ratio.

Earlier this year, Marathon announced an asset rationalization program to divest of certain upstream and downstream assets determined to be non-core to Marathon’s long-term strategy. Marathon currently estimates the 2003 sales of these and other assets are likely to exceed $700 million. Proceeds will be used to strengthen the balance sheet and to invest in high value business opportunities consistent with Marathon’s strategy to create superior long-term value growth.

MAP completed the sale of 190 Speedway SuperAmerica LLC (SSA) stores to Sunoco, for approximately $140 million, during the second quarter. The sale is part of MAP’s strategy to cease company-operated marketing in the Southeast and concentrate SSA’s marketing presence in the Midwest while expanding the Marathon brand presence in the Southeast and Midwest.

As part of the asset rationalization program, Marathon completed the sale of its interest in CLAM Petroleum B.V. for approximately $100 million, including working capital, during the second quarter. Marathon held a 50-percent equity interest in CLAM, which included production from 25 gas fields located offshore the Netherlands that provided net sales of 25 million cubic feet per day of natural gas in 2002.

Marathon and Kinder Morgan completed the dissolution of MKM Partners L.P. in the Permian Basin of West Texas, in which Marathon held an 85-percent equity interest, and completed the sale of MKM Partners L.P.‘s interest in the SACROC field to Kinder Morgan. Marathon’s net share of production from the SACROC field was approximately 2,000 bpd.

MKM Partners L.P., Marathon, and Kinder Morgan also signed agreements related to other assets in the Permian Basin. These include a letter agreement under which Kinder Morgan will acquire by year-end Marathon’s indirect, wholly-owned subsidiary, Marathon Carbon Dioxide Transportation Company, which owns a 65-percent interest in the Pecos Carbon Dioxide (CO2) Pipeline Company, and an agreement under which Marathon and Kinder Morgan will explore the potential sale of Marathon’s interest in the Yates field to Kinder Morgan by year-end. Currently, Marathon’s net production from the Yates field is approximately 7,500 bpd.

Segment Results

Total segment income was $613 million in second quarter 2003, compared with $493 million in second quarter 2002.

Exploration and Production

Upstream segment income totaled $321 million in second quarter 2003, compared to $265 million in second quarter 2002. The increase was a result of higher natural gas and liquid hydrocarbon prices partially offset by lower liquid hydrocarbon and natural gas volumes. Derivative losses totaled $32 million in second quarter 2003, compared to gains of $19 million in second quarter 2002.

United States upstream income was $237 million in second quarter 2003, compared to $198 million in second quarter 2002. The increase was primarily due to higher natural gas and liquid hydrocarbon prices. This increase was partially offset by lower liquid hydrocarbon and natural gas volumes. Derivative losses totaled $21 million in second quarter 2003, compared to gains of $23 million in second quarter 2002.

International upstream income was $84 million in second quarter 2003, compared to $67 million in second quarter 2002. The increase was primarily a result of higher natural gas prices partially offset by lower liquid hydrocarbon volumes. Derivative losses totaled $11 million in second quarter 2003, compared to losses of $4 million in second quarter 2002.

Taking into consideration the acquisitions and dispositions made to date, but excluding the impact of any additional acquisitions or dispositions of producing properties, Marathon estimates its 2003 production will average approximately 395,000 boepd.

Refining, Marketing and Transportation

Downstream segment income was $253 million in second quarter 2003 versus segment income of $211 million in second quarter 2002 due to improved crack spreads and the widening of sweet/sour crude differentials. These factors were partially offset by the steep backwardation in the crude oil markets, a situation which occurs when market prices are expected to be lower in future months than today. In addition, refinery manufacturing costs were up substantially due to higher natural gas prices and higher planned and unplanned maintenance costs. General and administrative expenses increased due primarily to higher employee related costs.

Other Energy Related Businesses

Other energy related businesses segment income was $39 million in second quarter 2003 compared with $17 million in second quarter 2002. The increase in 2003 was primarily the result of increased earnings from Marathon’s equity investment in the Equatorial Guinea methanol plant and from natural gas marketing activities, including mark-to-market valuation changes in associated derivatives. This increase was partially offset by costs associated with emerging integrated gas projects.

— xxx —

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items”, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Generally, items excluded from “net income adjusted for special items” are not allocated to Marathon’s segment income.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors. Examples of “special items” are the effects of changes in accounting principles, temporary inventory valuation effects or effects related to programs to redeploy assets or to restructure operations, workforce or capitalization.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas production and sales, future exploration and drilling activity, additional reserves, a potential long-term supply agreement for liquefied natural gas (LNG), the estimated commencement dates of the LNG projects, asset dispositions, and investment in other business opportunities. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production and sales, and the exploration and drilling activities include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, and other geological, operating and economic considerations. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Factors that could affect the potential long-term supply agreement for LNG and the estimated commencement dates of the LNG projects include the successful negotiation and execution of a definitive purchase and sale agreement, board approval of the transactions, approval of the LNG project by the Government of Equatorial Guinea, unforeseen difficulty in negotiation of definitive agreements among project participants, identification of additional participants to reach optimum levels of participation, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, competition with similar projects, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. The forward-looking information concerning asset dispositions is based upon certain assumptions including the identification of buyers and the negotiation of acceptable prices and other terms, customary closing conditions and any applicable regulatory approval. The forward-looking information with respect to investment in other business opportunities is based on certain assumptions including (among others) property dispositions, prices, worldwide supply and demand of petroleum products, regulatory impacts and constraints, levels of company cash flow and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements.

The company will conduct a conference call on second-quarter results on July 24, 2003, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through August 7, 2003. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

Media Contacts:	Paul Weeditz	713-296-3910
	Susan Richardson	713-296-3915
Investor Relations:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
( Dollars in millions, except per diluted share data)	2003	2002	2003	2002
Revenues and Other Income:
Sales and other operating revenues (including consumer excise
taxes)	$ 9,704	$ 8,078	$ 19,807	$ 14,497
Income (loss) from equity method investments	(67)	32	(19)	56
Net gains on disposal of assets	121	3	123	11
Gain (loss) on ownership change in Marathon Ashland Petroleum
LLC	(4)	2	--	4
Other income	12	7	25	18
Total revenues and other income	9,766	8,122	19,936	14,586
Costs and Expenses:
Cost of revenues (excludes items shown below)	7,465	5,969	15,394	10,730
Consumer excise taxes	1,091	1,083	2,108	2,079
Depreciation, depletion and amortization	314	318	623	620
Selling, general and administrative expenses	246	184	453	371
Other taxes	78	68	159	132
Exploration expenses	30	44	84	101
Inventory market valuation credit	--	(1)	--	(72)
Total costs and expenses	9,224	7,665	18,821	13,961
Income from Operations	542	457	1,115	625
Net interest and other financial costs	45	76	110	140
Loss on early extinguishment of debt	--	41	--	41
Minority interest in income of Marathon Ashland Petroleum LLC	105	82	135	93
Income Before Income Taxes	392	258	870	351
Provision for income taxes	144	90	319	129
Income Before Cumulative Effect of Changes in Accounting
Principles	248	168	551	222
Cumulative effect of changes in accounting principles	--	--	4	13
Net Income	$ 248	$ 168	$ 555	$ 235

Income Before Cumulative Effect of Changes in Accounting
Principles
- Per share - basic and diluted	$ 0.80	$ 0.54	$ 1.78	$ 0.72
Net income
- Per share - basic and diluted	$ 0.80	$ 0.54	$ 1.79	$ 0.76
Dividends paid per share	$ 0.23	$ 0.23	$ 0.46	$ 0.46
Weighted average shares, in thousands
- Basic	310,037	309,807	309,975	309,689
- Diluted	310,116	310,071	310,039	309,939

        The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

1.

Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and other energy related businesses.

2.

In the second quarter of 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). Effective January 1, 2003, Marathon adopted the provisions relating to the classification of the effects of early extinguishment of debt in the consolidated statement of income. As a result, a loss of $41 million from the early extinguishment of debt in the second quarter of 2002, which was previously reported as an extraordinary item (net of tax of $15 million), has been reclassified into income before income taxes. The adoption of SFAS No. 145 had no impact on net income for 2002.

3.

From time to time, Marathon must establish an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent inventory turnover and increases in prices (up to the cost basis) result in credits to income from operations. There was no IMV reserve as of June 30, 2003. The first six months of 2002 results of operations include credits to income from operations of $72 million.

4.

Income (loss) from equity method investments for the second quarter and the six months of 2003 includes a $124 million loss on the dissolution of MKM Partners L.P. Net interest and other financial costs includes foreign currency gains (losses) of $14 million, $(6) million, $13 million and $(5) million for the second quarter 2003 and 2002 and the six months of 2003 and 2002, respectively.

5.	On May 12, 2003, Marathon acquired Khanty Mansiysk Oil Corporation (“KMOC”). Results of operations for 2003 include the results of KMOC from May 12, 2003.

Preliminary Supplemental Statistics (unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
Income from Operations
Exploration & Production(a)
United States	$ 237	$ 198	$ 592	$ 287
International	84	67	264	145
E&P Segment Income	321	265	856	432
Refining, Marketing & Transportation(b)	253	211	320	160
Other Energy Related Businesses(a)	39	17	50	40
Segment Income	$ 613	$ 493	$ 1,226	$ 632
Items not allocated to segments:
Administrative Expenses	$(49)	$(39)	$ (93)	(83)
Gain on asset dispositions	106	--	106	--
Loss on joint venture dissolution	(124)	--	(124)	--
Inventory Market Valuation Credit	--	1	--	72
Gain (loss) on Ownership Change - MAP	(4)	2	--	4
Income From Operations	$ 542	$ 457	$ 1,115	$ 625
Capital Expenditures
Exploration & Production(a)	$ 303	$ 216	$ 537	$ 433
Refining, Marketing & Transportation	157	113	288	182
Other Energy Related Businesses(a)	14	6	22	7
Corporate	1	13	2	18
Total	$ 475	$ 348	$ 849	$ 640
Exploration Expense
United States	$ 12	$ 32	$ 50	$ 81
International	18	12	34	20
Total	$ 30	$ 44	$ 84	$ 101
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(c)
United States	114.4	127.4	116.0	129.1
Europe	40.8	68.2	45.0	56.9
Other International	13.6	4.5	9.8	4.3
West Africa	32.5	22.9	25.4	24.1
Total International	86.9	95.6	80.2	85.3
Worldwide	201.3	223.0	196.2	214.4
Net Natural Gas Production(mmcfd)(c)(d)
United States	707.4	734.3	742.5	760.3
Europe	282.6	343.4	334.8	355.3
Other International	101.0	107.5	99.9	106.5
West Africa	74.3	23.2	73.4	36.1
Total International	457.9	474.1	508.1	497.9
Worldwide	1,165.3	1,208.4	1,250.6	1,258.2
Total production (mboepd)	395.5	424.4	404.6	424.1

Preliminary Supplemental Statistics (unaudited) (continued)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons
United States	$ 24.87	$ 22.49	$ 27.60	$ 20.28
Europe	24.97	23.87	28.36	22.52
Other International	20.11	23.31	23.69	21.36
West Africa	24.10	21.85	25.78	21.32
Total International	23.76	23.37	26.88	22.11
Worldwide	$ 24.39	$ 22.87	$ 27.31	$ 21.01
Natural Gas
United States	$ 4.40	$ 2.99	$ 4.91	$ 2.66
Europe	3.01	2.37	3.22	2.66
Other International	5.23	3.35	5.68	3.00
West Africa	.25	.25	.25	.25
Total International	3.05	2.49	3.27	2.56
Worldwide	$ 3.87	$ 2.79	$ 4.25	$ 2.62
Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons
United States	$ 24.50	$ 22.43	$ 26.92	$ 19.56
Europe	24.66	23.87	27.74	22.52
Other International	20.11	23.31	23.69	21.36
West Africa	24.10	21.85	25.78	21.32
Total International	23.61	23.37	26.53	22.11
Worldwide	$ 24.11	$ 22.83	$ 26.76	$ 20.57
Natural Gas
United States	$ 4.14	$ 3.35	$ 4.52	$ 2.89
Europe	2.62	2.23	3.01	2.85
Other International	5.23	3.35	5.68	3.00
West Africa	.25	.25	.25	.25
Total International	2.81	2.39	3.14	2.70
Worldwide	$ 3.60	$ 2.97	$ 3.94	$ 2.81

Preliminary Supplemental Statistics (unaudited) (continued)
2nd Quarter Ended June 30	Six Months Ended June 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
MAP
Refinery Runs (mbpd)
Crude Oil Refined	950.9	972.9	902.3	932.2
Other Charge and Blend Stocks	129.4	134.1	113.0	147.1
Total	1,080.3	1,107.0	1,015.3	1,079.3
Refined Product Yields(mbpd)
Gasoline	582.1	597.7	533.1	594.3
Distillates	291.3	307.7	274.5	293.0
Propane	22.6	23.1	20.8	21.8
Feedstocks and Special Products	91.6	88.5	98.6	85.7
Heavy Fuel Oil	23.9	19.0	20.9	19.3
Asphalt	76.1	77.6	70.9	71.6
Total	1,087.6	1,113.6	1,018.8	1,085.7
Refined Product Sales Volumes(mbpd)	1,346.4	1,351.2	1,313.5	1,289.9
Matching buy/sell volumes included in refined product
sales volumes (mbpd)	65.8	80.3	72.0	67.3
Refining and Wholesale Marketing Margin(e)(f)	$ 0.07	01	$ 0.05	18	$ 0.05	59	$ 0.03	50
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,802	2,081	--	--
SSA Gasoline and Distillate Sales(g)	882	911	1,711	1,763
SSA Gasoline and Distillate Gross Margin(e)	$ 0.12	29	$ 0.11	16	$ 0.11	98	$ 0.09	77
SSA Merchandise Sales(h)	$ 590	$ 612	$ 1,112	$ 1,152
SSA Merchandise Gross Margin	$ 141	$ 156	$ 274	$ 286

(a)

In the fourth quarter 2002, Marathon changed its internal reporting to include costs of certain emerging integrated gas projects in Other Energy Related Businesses. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.

(b)

Includes MAP at 100%. RM&T segment income includes Ashland’s 38% interest in MAP of $98 million, $129 million, $82 million and $66 million in the second quarter and six months year-to-date 2003 and 2002, respectively.

(c)	Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(d)	Includes gas acquired for injection and subsequent resale of 17.1, 23.4, 5.4, and 9.0 mmcfd in the second quarter and six months year-to-date 2003 and 2002, respectively.

(e)	Per gallon

(f)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(g)	Millions of gallons

(h)

Effective January 1, 2003, SSA adopted EITF 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, which requires rebates from vendors to be recorded as reductions to cost of revenues. Rebates from vendors of $38 million and $80 million for the second quarter and six months ended June 30, 2003 are recorded as a reduction to cost of revenues. Rebates from vendors recorded in SSA merchandise sales for periods prior to January 1, 2003 have not been restated and were $38 million and $82 million for the second quarter and six months ended June 30, 2002 are recorded in sales and other operating revenues.